Exhibit 99.1

P R E S S  R E L E A S E:  FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(340) 715-8233

ATLANTIC TELE-NETWORK, INC.

REPORTS THIRD QUARTER 2003 EARNINGS ARE 14% HIGHER THAN 2002

THIRD QUARTER; YEAR-TO-DATE EARNINGS ARE UP 31% OVER 2002

ST. THOMAS, U.S. VIRGIN ISLANDS (October 29, 2003) Atlantic Tele-Network, Inc. (AMEX: ANK) today reported earnings of $3.1 million, or $0.62 per share, for the quarter ended September 30, 2003, compared to earnings of $2.7 million, or $0.55 per share ($0.54 diluted), for the quarter ended September 30, 2002, an increase of 14%. The Company’s third quarter earnings were in line with second quarter 2003 earnings of $3.1 million, or $0.62 per share. Earnings for the first nine months of this year total $9.1 million, or $1.80 per share, compared to earnings of $6.9 million, or $1.39 per share ($1.37 diluted), for the nine months ended September 30, 2002, an increase of 31%.

Telephone operating revenues for the quarter ended September 30, 2003 were $19.7 million, approximately equal to the third quarter of 2002. Telephone operating revenues for the third quarter of 2002 included a $1.5 million non-recurring settlement of amounts owed to GT&T by a large international carrier for prior periods. Excluding the effect of this settlement, telephone operating revenues grew 9% in the third quarter of 2003 and international long distance revenues posted a 5% increase on 15% higher international traffic volume. Continuing the trend of recent quarters, local exchange service revenues grew at a faster pace than international revenues, with a 15% or $1.1 million increase over the third quarter of 2002. The increase in local exchange service revenues primarily reflects a 59% increase in GT&T’s cellular subscribers, which rose from 67,931 on September 30, 2002 to 107,807 on September 30, 2003. GT&T’s wireline subscribers (access lines) increased by 7% from 83,791 to 89,693 during the comparable period.

Total telephone operating expenses decreased by 6% to $11.0 million for the third quarter of 2003, compared with $11.7 million for the corresponding quarter of 2002, despite the increase in subscribers and lines in service. The largest component of this reduction in expenses was a reduction in international long distance expenses of 28%. In addition, general and administrative expenses in the third quarter of 2003 showed a 8% decline compared to the third quarter of 2002, although the 2002 results included a substantial non-recurring cost.

The Company’s third quarter earnings also benefited from a 15% reduction in losses from other operations, primarily reflecting a 62% or $0.5 million increase in revenues of other operations as the Company’s subsidiary, Choice Communications, saw a substantial increase in its cable television subscriber base over the prior period.

For the nine months ended September 30, 2003 telephone operating revenues increased by 11% to $56.9 million, compared to $51.5 million for the nine months ended September 30, 2002. Growth in telephone operating revenues was principally attributable to a 24% or $4.7 million increase in local exchange service revenues. The increase in local exchange revenues primarily reflects the growth in GT&T’s cellular and wireline subscriber base.

Total telephone operating expenses for the nine months ended September 30, 2003 increased by 2% to $33.0 million, compared with $32.3 million for the corresponding period of 2002. Higher telephone operating expenses and general and administrative expenses stemming from the overall growth of GT&T’s business and subscriber base were offset by a 27% decline in international long distance expenses.

Cellular operations in Bermuda were up 8% for the nine months ended September 30, 2003. During the third quarter of 2003 our share of net income decreased by 22% from the third quarter of 2002, reflecting an extraordinary legal expense recorded in the current quarter.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said “We are happy to see continued strength in our results this year. Although growth in revenues slowed at our GT&T subsidiary, we continue to add both wireless and wireline subscribers and to cut costs in our international operations. We are also pleased to see a significant improvement in results of other operations, as the management team continues to work hard on building out the business of our Choice Communications subsidiary and focuses on controlling costs in all our businesses. Our Bermuda cellular company managed a modest increase to its leading market share and subscriber base, but experienced higher expense due to the delayed launch of high-capacity CDMA service in the quarter. We expect the results of this business to improve in coming quarters.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN owns 100% of Choice Communications, LLC, the largest internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., a Web-enabled outsourcing call center in Guyana. ATN also holds a 44% investment in Bermuda Digital Communications Ltd., the cellular operator in Bermuda using the name “Cellular One.”

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

Financial tables follow

Schedule A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three and Nine Months Ended September 30, 2003 and 2002

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Telephone operations:
Revenues:
International long-distance revenues	$10,428	$11,394	$29,770	$29,173
Local exchange service revenues	8,512	7,392	24,771	20,052
Other revenues	784	874	2,403	2,293

Total revenues from telephone operations	19,724	19,660	56,944	51,518

Expenses:
International long-distance expenses	1,665	2,321	5,441	7,406
Telephone operating expenses	7,647	7,572	22,629	20,808
General and administrative expenses	1,670	1,806	4,976	4,074

Total telephone operating expenses	10,982	11,699	33,046	32,288

Income from telephone operations	8,742	7,961	23,898	19,230

Other operations:
Revenues of other operations	1,284	793	3,562	2,738
Expenses of other operations	2,701	2,457	7,024	6,487

Loss from other operations	(1,417)	(1,664)	(3,462)	(3,749)

Other income (expense):
Interest expense	(73)	(227)	(245)	(513)
Interest income	120	185	384	836
Equity in earnings of Bermuda Digital Telecommunications	532	679	1,648	1,527
Other income (expense):	279	250	690	658

Other income (expense), net:	858	887	2,477	2,508

Income before income taxes and minority interest	8,183	7,184	22,913	17,989
Income taxes	4,219	3,674	11,605	9,357

Income before minority interest	3,964	3,510	11,308	8,632
Minority interest	(831)	(764)	(2,257)	(1,697)

Net income	$3,133	$2,746	$9,051	$6,935

Net income per share:
Basic	$0.62	$0.55	$1.80	$1.39

Diluted	$0.62	$0.54	$1.80	$1.37

Weighted average common stock outstanding:
Basic	5,024	5,000	5,016	5,000

Diluted	5,024	5,071	5,036	5,071

Schedule B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Periods Ended December 31, 2002, June 30, 2003 and September 30, 2002 and 2003

(In Thousands, Except Access Line Data)

(unaudited)

Guyana Telephone & Telegraph Co., Ltd.
	As of 09/30/03	As of 06/30/03	As of 12/31/02	As of 09/30/02
Access lines (fixed)	89,693	88,138	86,245	83,791

Cellular subscribers	107,807	104,852	79,915	67,931

International Long-Distance Traffic:
	For the Three Months Ended		For the Nine Months Ended
	09/30/03	09/30/02	09/30/03	09/30/02
International Minutes of Traffic:
Inbound	29,761	26,752	87,786	72,550
Outbound	6,848	4,975	18,781	14,103

Total International Minutes	36,609	31,727	106,567	86,653

International Minutes of Traffic Mix:
Inbound	81.3%	84.3%	82.4%	83.7%
Outbound	18.7%	15.7%	17.6%	16.3%

Total International Minutes	100.0%	100.0%	100.0%	100.0%